     As filed with the Securities and Exchange Commission on June __, 2000

                                                 Registration No. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               GTS Duratek, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                  22-2476180
                  ------------------------------------------
                     (I.R.S. Employer Identification No.)



                            10100 Old Columbia Road
                            Columbia, Maryland 21046
                                 (410) 312-5100
                                 --------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            ------------------------

             GTS Duratek, Inc. 1999 Stock Option and Incentive Plan
                            (Full title of the Plan)

                            ------------------------

                                Robert E. Prince
                               GTS Duratek, Inc.
                            10100 Old Columbia Road
                           Columbia, Maryland  21046
                                 (410) 312-5100

(Name, address and telephone number, including area code, of agent for service)

                                    Copy to:
                           Lawrence R. Seidman, Esq.
                             Hogan & Hartson L.L.P.
                            111 South Calvert Street
                           Baltimore, Maryland 21202
                                 (410) 659-2700

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
                                             Amount     Proposed maximum    Proposed maximum      Amount of
         Title of securities                 to be       offering price    aggregate offering   registration
          to be registered                 registered      per share             price             fee (1)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01  per share     5,000,000       $8.28125           $41,406,250         $10,931
--------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices per share of GTS Duratek, Inc. common stock, par value $.01 per share, on June 29, 2000, as reported on the NASDAQ National Market.


================================================================================

                                                Exhibit Index Appears on page 6.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


          The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission"). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          GTS Duratek, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents filed by it with the
Commission:

          (a) The Registrant's Form 10-K for the fiscal year ended December 31, 1999 and filed March 30, 2000;

          (b) All reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1999; and

          (c) The description of the Company's Common Stock, $.01 par value per share ("Common Stock"), contained in the Registrant's Registration Statement on Form 8-A/A filed with the Commission on June 8, 1995, including all amendments and reports filed under
               Section 13(a) or 15(d) of the Exchange Act for purposes of updating the description of Common Stock.

          In addition, all documents and reports filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequent filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

          Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation, with amendments thereto, and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant has directors' and officers' liability insurance with up to $10 million coverage per year. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

                                  *    *    *

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          Exhibit
          Number    Description
          ------    -----------

          5.1 Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares being registered (filed herewith).

          23.1      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).

          23.2      Consent of KPMG LLP.

Item 9.   Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undertaking concerning indemnification is set forth under the response to Item 6.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on this 30th day of June, 2000.

                                     GTS DURATEK, INC.


                                     By: /s/ Robert E. Prince
                                         -------------------------------
                                         Robert E. Prince, President and
                                         Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

           Signature                                  Title                          Date
           ---------                                  -----                          ----
/s/ Robert E. Prince                 President, Chief Executive Officer and      June 30, 2000
------------------------------       Director (Principal Executive Officer)
Robert E. Prince

                                     Executive Vice President and Chief          June 30, 2000
/s/ Robert F. Shawver                Financial Officer
------------------------------       (Principal Financial Officer)
Robert F. Shawver


/s/ Craig T. Bartlett
-------------------------------      Treasurer (Principal Accounting Officer)    June 30, 2000
Craig T. Bartlett


/s/ Daniel A. D'Aniello
-------------------------------      Chairman of the Board of Directors          June 30, 2000
Daniel A. D'Aniello


/s/ Dr. Francis J. Harvey
-------------------------------      Director                                    June 30, 2000
Dr. Francis J. Harvey


/s/ Earle C. Williams
-------------------------------      Director                                    June 30, 2000
Earle C. Williams

           Signature                                  Title                          Date
           ---------                                  -----                          ----
/s/ George V. McGowan
-------------------------------      Director                                    June 30, 2000
George V. McGowan

                                 EXHIBIT INDEX


    Exhibit
    Number                    Description
    -------                   -----------

    5.1             Opinion of Hogan & Hartson L.L.P.

    23.1            Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

    23.2            Consent of KPMG LLP